EXHIBIT 10.5

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CUMING FLOTATION TECHNOLOGIES, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF DECEMBER 31, 2010

i

Section 6 - Rights and Obligations of Members		27
6.1	Votes	27
6.2	Limitation of Liability	27
6.3	No Right of Partition	27
6.4	Indemnification	27
6.5	Competitive Opportunity; No Fiduciary Duties	28
6.6	Confidentiality	29

Section 7 - Books, Records, Accounting and Reports		30
7.1	Records and Accounting	30
7.2	Fiscal Year	30
7.3	Reports	30
7.4	Transmission of Communications	31

Section 8 - Tax Matters		31
8.1	Preparation of Tax Returns	31
8.2	Tax Elections	31
8.3	Tax Controversies	31

Section 9 - Issuance and Transfer of LLC Interests		32
9.1	Pre-Emptive Rights	32
9.2	Restrictions on Transfer	32
9.3	Tag-Along Rights	33
9.4	Drag Along Rights	34
9.5	Assignee’s Rights	34
9.6	Assignor’s Rights and Obligations	34
9.7	Substituted Members	35
9.8	Attempted Transfer Void	35
9.9	Change in Business Form	35
9.10	Change in Structure	35
9.11	Withdrawal	36
9.12	Required Amendments; Continuation	36
9.13	Resignation	36
9.14	No Admittance	36

Section 10 - Dissolution and Liquidation		36
10.1	Dissolution	36
10.2	Liquidation and Termination	37
10.3	Certificate of Cancellation	38
10.4	Reasonable Time for Winding Up	38
10.5	Return of Capital	38

ii

Section 11 - General Provisions		38
11.1	Further Action	38
11.2	Amendments	38
11.3	Title to LLC Assets	38
11.4	Successors and Assigns	38
11.5	Severability	39
11.6	Counterparts	39
11.7	Descriptive Headings; Interpretation	39
11.8	Applicable Law	39
11.9	Expenses	40
11.10	Addresses and Notices	40
11.11	Creditors	40
11.12	Waiver	41
11.13	Offset	41
11.14	Entire Agreement	41
11.15	Delivery by Facsimile	41
11.16	Waiver of Certain Rights	41
11.17	Survival	41

Schedule A – Schedule of Members, Capital Contributions and unit Ownership

Exhibit A – Form of Joinder

iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CUMING FLOTATION TECHNOLOGIES, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Cuming Flotation Technologies, LLC, a Delaware limited liability company (the “LLC”), is dated as of December 31, 2010, by and between Flotation Investor, LLC, a Delaware limited liability company (“Holdings”), Deep Down, Inc., a corporation existing under the laws of Nevada (“DPDW”) and Flotation Technologies Inc. (“Flotec”).

RECITALS:

WHEREAS, the LLC was formed pursuant to a Certificate of Formation (the “Certificate of Formation”) filed with the Secretary of State of the State of Delaware on December 2, 2010.

WHEREAS, Holdings and the LLC entered into a limited liability company agreement dated December 8, 2010 (the “Original Agreement”).

WHEREAS, concurrently herewith, the LLC, Holdings and DPDW and Flotec are entering into that certain Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”), pursuant to which (1) Flotec will contribute to the LLC all of the assets of Flotec and the LLC will assume all the liabilities of Flotec, (2) DPDW will contribute to the LLC (a) all of its rights and obligations under that certain Stock Purchase Agreement (the “SPA”), dated May 3, 2010, as amended, among DPDW, Cuming Corporation (“Cuming”) and the stockholders of Cuming listed on the signature pages to the SPA and (b) a $1,400,000 cash contribution and (3) Holdings will make a $22,350,000 cash contribution to the LLC.

WHEREAS, concurrently herewith, DPDW and Holdings are entering into that certain Securities Purchase Agreement, dated as of the date hereof, pursuant to which DPDW will issue to Holdings twenty million shares of DPDW common stock for aggregate consideration of $1,400,000.

WHEREAS, concurrently herewith, Holdings will make a secured loan to Cuming in the principal amount of $26,250,000 (the “Holdings Loan”) which shall be applied by Cuming as partial consideration for the purchase price under the SPA.

WHEREAS, concurrently herewith, in order to support and develop the Business, the LLC and DPDW are entering into that certain Management Services Agreement, dated as of the date hereof, pursuant to which DPDW will provide certain services of its senior management to the LLC (the “Management Services Agreement”).

WHEREAS, concurrently herewith, in order to support the LLC’s business in connection with its utilization of the assets contributed by Flotec to the LLC, the LLC and DPDW are entering into that certain Secondment Agreement, dated the date hereof, pursuant to which DPDW will provide certain services to the LLC (the “Secondment Agreement”).

WHEREAS, concurrently herewith, the LLC and DPDW are entering into that certain Sales and Services Agreement, dated the date hereof, pursuant to which DPDW and the LLC will agree to exclusively provide products and services to one another (the “Sales and Services Agreement”).

WHEREAS, the parties hereto desire to (a) amend and restate the Original Agreement, (b) provide for the issuance of Units to DPDW and Flotec and the admission of each of DPDW and Flotec as a Member, (c) provide for the governance of the LLC, and (d) set forth in detail their respective rights and duties relating to the LLC.

Section 1 - Definitions

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Adjusted Capital Account Deficit” shall mean with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero.  For this purpose, such Person’s Capital Account balance shall be:

(i)    reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(ii)    increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the LLC pursuant to the penultimate sentences of Treasury Regulation Sections  1.704-2(g)(1) and 1.704-2(i)(5).

The foregoing definition of Adjusted Capital Account deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Admission Date” has the meaning set forth in Section 9.6 hereof.

“Affiliate” means any Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.  For purposes of the definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble hereof.

“Allocation Period” of the LLC shall mean the period commencing (a) in the case of the LLC’s first Allocation Period, on the date of this Agreement, and (b) thereafter, on the date immediately after the end of the next preceding Allocation Period, and terminating at, or immediately preceding (as may be appropriate) the last day of the Fiscal Year or the date of the issuance of Units or of any other event that results in a change in the proportion of Units held by any Member.

“Board” has the meaning set forth in Section 5.1 hereof.

“Book Value” shall mean, with respect to any LLC property, the LLC’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g) (including, without limitation, the issuance of new Units).

“Business” means, collectively, the Cuming Business and the Non-Cuming Business.

“Business Day” shall mean any day other than Saturday, Sunday and any day that is a legal holiday in New York, New York or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Capital Account” shall mean the capital account maintained for a Member pursuant to Section 3.2 hereof.

“Capital Contribution” shall mean, collectively, the Cuming Capital Contributions and the Non-Cuming Capital Contributions.

“Capital Sub-Account” has the meaning set forth in Section 3.2 hereof.

“Certificate of Formation” has the meaning set forth in the Recitals hereof.

“Class A Units” shall mean the Class A-1 Units and the Class A-2 Units.

“Class A-1 Units” has the meaning set forth in Section 3.1(b) hereof.

“Class A-2 Units” has the meaning set forth in Section 3.1(b) hereof.

“Class B-1 Preferred Return” means a cumulative annual return, equal to 9% per annum and paid in cash, on the Class B-1 Invested Capital compounded quarterly, calculated from the date hereof to the date on which the Class B-1 Priority Amount is paid.

“Class B-1 Priority Amount” means an amount equal to the sum of (i) the Class B-1 Preferred Return plus (ii) the Class B-1 Invested Capital.

“Class B-1 Invested Capital” means the initial Capital Contribution for the Class B-1 Units, which shall equal $7,720,588, minus amounts distributed to the holders of the Class B-1 Units pursuant to Section 4.1(a)(i) hereof.

“Class B-2 Preferred Return” means a cumulative annual return, equal to 9% per annum and paid in cash, on the Class B-2 Invested Capital compounded quarterly, calculated from the date hereof to the date on which the Class B-2 Priority Amount is paid.

“Class B-2 Priority Amount” means an amount equal to the sum of (i) the Class B-2 Preferred Return plus (ii) the Class B-2 Invested Capital.

“Class B-2 Invested Capital” means the initial Capital Contribution for the Class B-2 Units, which shall equal $1,029,412, minus amounts distributed to the holders of the Class B-2 Units pursuant to Section 4.1(b)(i) hereof.

“Class B-1 Units” has the meaning set forth in Section 3.1(b) hereof.

“Class B-2 Units” has the meaning set forth in Section 3.1(b) hereof.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.  Such term shall be deemed to include any future amendments to the Code and any corresponding provisions of succeeding Code provisions (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, that if they are discretionary, the term “Code” shall not include them if including them would have a material adverse effect on any Member).

“Confidential Information” has the meaning set forth in Section 6.6 hereof.

“Contribution Agreement” has the meaning set forth in the Recitals hereof.

“Covered Person” has the meaning set forth in Section 6.2 hereof.

“Cuming” has the meaning set forth in the Recitals hereof.

“Cuming Available Cash” shall mean, as of any date, all cash funds of the LLC on hand on such date derived from the Cuming Business less the sum of (i) an amount sufficient to pay all costs and expenses payable at such time relating to Cuming Business  and (ii) reserves for the LLC as determined by the Board.

“Cuming Business” shall mean the business and operations of the LLC attributable to Cuming.

“Cuming Capital Contribution” shall mean, with respect to any Member, the amount of money and the Fair Market Value of property contributed to the LLC with respect to any Class A-1 Unit or Class B-1 Unit issued pursuant to Section 3.1 hereof.

“Cuming Initial Capital Contribution” has the meaning set forth in Section 3.1(a) hereof.

“Cuming Net Income” and “Cuming Net Loss” shall mean, for each Fiscal Year or Fiscal Period, the taxable income or loss of the LLC relating to the Cuming Business, or particular items thereof, determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction, required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) and with the accounting method used by the LLC for U.S. federal income tax purposes with the following adjustments:  (a) any income of the LLC that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Cuming Net Income and Cuming Net Loss shall be added to such taxable income or loss; (b) any gain or loss resulting from a disposition of an asset shall be calculated with reference to such Book Value; (c) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”; (d) any expenditures of the LLC that are described in Section 705(a)(2)(B) of the Code or are treated as described in Section 705(a)(2)(B) of the Code pursuant to Regulation Section 1.704-1(b)(2)(iv)(i) shall be treated as deductible items; (e) in the event the Book Value of any LLC asset is adjusted in accordance with the definition of Book Value and Section 3.2(a) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Cuming Net Income or Cuming Net Loss; and (f) to the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the LLC, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Cuming Net Income and Cuming Net Loss.

“Deep Down” shall mean (i) DPDW and (ii) any of the Affiliates and subsidiaries of DPDW, including Flotec, at any time that such Affiliate or subsidiary serves as a Member of the LLC in accordance with the terms hereof.

“Deep Down Director” has the meaning set forth in Section 5.2(b) hereof.

“Delaware Act” shall mean the Delaware Limited Liability Company Act, 6 Del. L. Section 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Depreciation” shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for Federal income tax purposes with respect to an asset for such Fiscal Year, except that (a) with respect to any asset the Book Value of which differs from its adjusted tax basis for Federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the “remedial method” as defined by Section 1.704-3(d) of the Treasury Regulations, Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Section 1.704-3(d)(2) of the Treasury Regulations, and (b) with respect to any other asset the Book Value of which differs from its adjusted tax basis for Federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that in the case of clause (b) above, if the adjusted tax basis for Federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Board.

“Designated Representative” has the meaning set forth in Section 5.2(c) hereof.

“Director” has the meaning set forth in Section 5.2(a) hereof.

“DPDW” has the meaning set forth in the Recitals hereof.

“Drag Along Sale” has the meaning set forth in Section 9.4(a) hereof.

“Effective Date” means December 31, 2010.

“Excluded Issuances” has the meaning set forth in Section 9.1 hereof.

“Fair Market Value” shall mean (a) as of any date, in the case of publicly-traded securities, the average of their last sales prices on the applicable trading exchange or quotation system on each trading day during the five trading day period ending on the day immediately before such date and (b) in the case of any other securities or property, the fair market value of such securities or property, as determined reasonably and in good faith by (i) the Board, which is deemed to be agreed by the Members, with respect to determinations of fair market value at or prior to the date hereof (including determination of the Initial Capital Contributions as reflected on Schedule A hereto) or (ii) an independent third-party chosen by the Board, with respect to determinations of fair market value after the date hereof.

“FBR” has the meaning set forth in Section 11.9 hereof.

“Fiscal Period” shall mean any interim accounting period within a Taxable Year established by the Members and which is permitted or required by Code Section 706.

“Fiscal Year” shall mean the LLC’s annual accounting period established pursuant to Section 7.2 hereof.

“Flotec” has the meaning set forth in the Recitals hereof.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Holdings” has the meaning set forth on the Recitals hereof.

“Holdings Directors” has the meaning set forth in Section 5.2(b) hereof.

“Holdings Entities” has the meaning set forth in Section 11.9 hereof.

 “Joinder” has the meaning set forth in Section 9.2 hereof.

“Indemnified Person” has the meaning set forth in Section 6.4(a) hereof.

“Initial Capital Contribution” has the meaning set forth in Section 3.1(a) hereof.

“Liquidation Assets” has the meaning set forth in Section 10.2(b) hereof.

“Liquidation FMV” has the meaning set forth in Section 10.2(b) hereof.

“LLC” has the meaning set forth in the Recitals hereof.

“LLC Interest” shall mean the interest of a Member in Cuming Net Income and Cuming Net Loss or Non-Cuming Net Income and Non-Cuming Net Loss, as applicable, and distributions.

“Losses” has the meaning set forth in Section 6.4(a) hereof.

“Maintenance Units” has the meaning set forth in Section 9.1 hereof.

“Majority Holders” shall mean any one or more of the Members who hold, in the aggregate, more than 50% of the Units.

“Management Services Agreement” has the meaning set forth in the Recitals hereof.

 “Member” shall mean any Person admitted to the LLC as a Member pursuant to the terms of this Agreement; but only so long as such Person is shown on the LLC’s books and records as the owner of one or more Units.

“Minimum Gain” shall mean the partnership minimum gain determined pursuant to Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Non-Cuming Available Cash” shall mean, as of any date, all cash funds of the LLC on hand on such date  derived from the Non-Cuming Business less the sum of (i) an amount sufficient to pay all costs and expenses payable at such time relating to Non-Cuming Business and (ii) reserves for the LLC as determined by the Board.

“Non-Cuming Business” shall mean all business of the LLC that is not Cuming Business.

“Non-Cuming Capital Contribution” shall mean, with respect to any Member, the amount of money and the Fair Market Value of property contributed to the LLC with respect to any Class A-2 Unit or Class B-2 Unit issued pursuant to Section 3.1 hereof.

“Non-Cuming Initial Capital Contribution” has the meaning set forth in Section 3.1(a) hereof.

“Non-Cuming Net Income” and “Non-Cuming Net Loss” shall mean, for each Fiscal Year or Fiscal Period, the taxable income or loss of the LLC relating to the Non-Cuming Business, or particular items thereof, determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction, required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) and with the accounting method used by the LLC for U.S. federal income tax purposes with the following adjustments:  (a) any income of the LLC that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Non-Cuming Net Income and Non-Cuming Net Loss shall be added to such taxable income or loss; (b) any gain or loss resulting from a disposition of an asset shall be calculated with reference to such Book Value; (c) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”; (d) any expenditures of the LLC that are described in Section 705(a)(2)(B) of the Code or are treated as described in Section 705(a)(2)(B) of the Code pursuant to Regulation Section 1.704-1(b)(2)(iv)(i) shall be treated as deductible items; (e) in the event the Book Value of any LLC asset is adjusted in accordance with the definition of Book Value and Section 3.2(a) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Non-Cuming Net Income or Non-Cuming Net Loss; and (f) to the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the LLC, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Non-Cuming Net Income and Non-Cuming Net Loss.

“Nonrecourse Debt Minimum Gain” shall mean the partnership nonrecourse debt minimum gain determined pursuant to Treasury Regulation Section 1.704-2(i).

“Offer” has the meaning set forth in Section 9.3(a) hereof.

“Officer” shall mean any officer at the LLC appointed pursuant to Section 5.11 hereof.

“Original Agreement” has the meaning set forth in the Recitals hereof.

“Person” shall mean an individual or a corporation, partnership, limited liability company, trust unincorporated organization, association or other entity.

“Permitted Transfer” has the meaning set forth in Section 9.3(b) hereof.

“Preemptive Securities” has the meaning set forth in Section 9.3(b) hereof.

“Pro Rata” means each Member’s proportionate ownership of the number of outstanding Units within such class or classes to which a particular provision of this Agreement is stated to apply.

“Prospective Sellers(s)” has the meaning set forth in Section 9.3(a) hereof.

“Qualified IPO” means shall mean the closing of a firm commitment underwritten public offering of Units or shares of any parent company or subsidiary created for the purpose of the public offering which results in the Units or common stock, as applicable, being listed on a national securities exchange and in which the LLC realized net proceeds of at least $50,000,000.

 “Regulatory Allocations” has the meaning set forth in Section 4.3(i) hereof.

“Rights Notice” has the meaning set forth in Section 9.1 hereof.

“Sales and Services Agreement” has the meaning set forth in the Recitals hereof.

“Secondment Agreement” has the meaning set forth in the Recitals hereof.

“SPA” has the meaning set forth in the Recitals hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of  partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.  For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the LLC.

“Substituted Member” has the meaning set forth in Section 9.7 hereof.

“Tax Matters Member” has the meaning set forth in Section 8.3 hereof.

“Taxable Year” shall mean the LLC’s accounting period for U.S. federal income tax purposes determined pursuant to Section 8.2 hereof.

“Transfer” has the meaning set forth in Section 9.2 hereof.

 “Treasury Regulations” shall mean the income tax regulations promulgated under the Code and effective as of the date hereof.  Such term shall be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, that if they are discretionary, the term “Treasury Regulations” shall not include them if including them would have a material adverse effect on any Member).

“Units” shall mean all Class A-1 Units, Class A-2 Units, Class B-1 Units and Class B-2 Units held at any time during the term of this Agreement by any Member, and shall include any Securities issued in respect of or in exchange for such Class A-1 Units, Class A-2 Units, Class B-1 Units and Class B-2 Units whether by way of dividend or other distribution, split, reverse split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Withholding Advances” has the meaning set forth in Section 4.4(b) hereof.

Section 2 - Organizational Matters

2.1   Formation of LLC.  The LLC was formed on December 2, 2010, pursuant to the provisions of the Delaware Act and the provisions of the Original Agreement, which, effective as of the date hereof, shall be amended and restated in its entirety by this Agreement.

2.2   Limited Liability Company Agreement.  The Members hereby execute this Agreement for the purpose of establishing the affairs of the LLC and the conduct of its business in accordance with the provisions of the Delaware Act.  The Members hereby agree that during the term of the LLC set forth in Section 2.6 hereof the rights and obligations of the Members with respect to the LLC will be determined in accordance with the terms and conditions of this Agreement and, except where the Delaware Act provides that such rights and obligations specified in the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, the Delaware Act.

2.3   Name.  The name of the LLC shall be “Cuming Flotation Technologies, LLC”.  The Members in their sole discretion may change the name of the LLC at any time and from time to time.  The LLC’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.

2.4   Purpose.  The LLC is organized for the object and purpose of engaging in all lawful transactions and business activities as may be determined by the Board.  The LLC shall have any and all powers necessary or desirable to carry out the purposes and business of the LLC, to the extent that the same may be lawfully exercised by limited liability companies under the Delaware Act.  The LLC will operate in accordance with all laws and regulations applicable to it from time to time.

2.5   Principal Office; Registered Office.  The principal office of the LLC shall be in the state of New York or at such other place as the Board may from time to time designate, and all business and activities of the LLC shall be deemed to have occurred at its principal office.  The LLC may maintain offices at such other place or places as the Board deems advisable.  Notification of any such change shall be given to all Members.  The registered office of the LLC required by the Delaware Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the LLC) as the Board may designate from time to time in the manner provided by law.  The registered agent of the LLC in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other person or persons as the Board may designate from time to time

2.6   Term.  The term of the LLC commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Section 10 hereof.

2.7   Foreign Qualification.  Prior to the LLC’s conducting business in any jurisdiction other than Delaware, the Board shall cause the LLC to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the LLC as a foreign limited liability company in that jurisdiction.  At the request of the Board or any Officer, each Member shall execute, acknowledge, swear to and deliver any or all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the LLC as a foreign limited liability company in all such jurisdictions in which the LLC may conduct business.

2.8   Board’s Authority.  Subject to the provisions of this Agreement, (i) the LLC may, upon the direction of the Board, enter into any and all documents, agreements and instruments and perform any and all transactions contemplated thereby, and (ii) the Board may authorize any Person (including any Member or Officer) to enter into and perform any and all documents, agreements and instruments on behalf of the LLC.

2.9   No State-Law Partnership.  The Members intend that the LLC not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.9, and neither this Agreement nor any other document entered into by the LLC or any Member relating to the subject matter hereof shall be construed to suggest otherwise.  The Members intend that the LLC shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and that each Member and the LLC shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Section 3 - Capital Contributions, Units and Capital Accounts

3.1   Members.

(a)   Each Member has made (i) initial Capital Contributions with respect to the Cuming Business (the “Cuming Initial Capital Contributions”) and (ii) initial Capital Contributions with respect to the Non-Cuming Business (the “Non-Cuming Initial Capital Contributions” and, together with the Cuming Initial Capital Contributions, the “Initial Capital Contributions”) in the amount set forth opposite its name on Schedule A hereto.  Schedule A will be amended as necessary in accordance with this Agreement.

(b)   Subject to Section 9.1, the LLC shall be authorized to issue a number of Units as determined by the Board from time to time, initially consisting of classes of Units as follows: (i) Class A-1 Units (the “Class A-1 Units”), (ii) Class A-2 Units (the “Class A-2 Units”), (iii) Class B-1 Units (the “Class B-1 Units”) and (ii) Class B-2 Units (the “Class B-2 Units”).  The Class A-1 Units and Class B-1 Units will represent an interest of a Member in the LLC which tracks the performance of the Cuming Business as if the Cuming Business was the only business operated by the LLC (based Pro Rata on the aggregate number of Class A-1 Units and Class B-1 Units held by Members in the LLC).  The Class A-2 Units and Class B-2 Units will represent an interest of a Member in the LLC which tracks the performance of the Non-Cuming Business as if the Non-Cuming Business was the only business operated by the LLC (based Pro Rata on the aggregate number of Class A-2 Units and Class B-2 Units held by Members in the LLC).  The Board shall cause the LLC to maintain its books in records in a manner to separately track all relevant information relating to the Cuming Business and the Non-Cuming Business for purposes of maintaining the Class A-1 Units and Class B-1 Units and Class A-2 Units and Class B-2 Units, respectively.

(c)   Schedule A hereto sets forth the number of Class A-1 Units, Class A-2 Units, Class B-1 Units and Class B-2 Units issued and outstanding as of the Effective Date and the holders thereof.

(d)   Initial Capital Contributions of cash paid by a Member are to be made contemporaneously with the execution of this Agreement by wire transfer of immediately available U.S. funds to the LLC.

(e)   Initial Capital Contributions of non-cash assets as set forth on Schedule A by a Member are to be made contemporaneously with the execution of this Agreement and shall be effected by a written assignment or such other documents as the Board shall direct, including any documentation required by the Contribution Agreement.  Any Member making an in-kind Capital Contribution agrees to do such further acts and execute such further documents as the Board may direct to perfect LLC’s interest in such in-kind Capital Contribution.

(f)   Each Member’s interest in the LLC, including such Member’s LLC Interests and the right to vote, with respect to the Class A Units, on certain matters as provided in this Agreement, shall be represented by the Units owned by such Member.  The ownership of Units shall entitle each Member to allocations of Cuming Net Income or Cuming Net Loss and Non-Cuming Net Income or Non-Cuming Net Loss, as applicable, and other items and distributions of cash and other property as set forth in Section 4.

(g)   Without limiting the generality of the other provisions of this Section 3, in order to advance the interests of the Members by enhancing the LLC’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the LLC by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Members, the Board shall have the right, power and authority, with no need for any further vote, consent, approval or other action of any Member, to establish one or more equity compensation plans of the LLC providing for the issuance of options to management of the LLC that will be exercisable upon the earlier to occur of (i) a change of control of the LLC and (ii) four (4) years from the date of issuance of such options.

3.2   Capital Accounts.

(a)   The LLC shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulation Section 1.704-1(b).  With respect to each Capital Account, the LLC shall maintain a separate capital sub-account (a “Capital Sub-Account”) with respect to the Cuming Business and the Non-Cumming Business.  The amount in the Capital Sub-Account of any Member at any time shall be equal to the sum of:

(i)   the amount of such Member’s Cuming Capital Contributions or Non-Cuming Capital Contributions, as applicable, (net of liabilities secured by contributed property that the LLC is considered to assume or take subject to under Section 752 of the Code);

(ii)   the amount of Cuming Net Income or Non-Cuming Net Income, as applicable, allocated to such Member pursuant to Section 4.2 hereof or any items in the nature of income or gain which are specially allocated pursuant to Section 4.3 hereof; and

(iii)   the amount of any LLC liabilities with respect to the Cuming Business or the Non-Cuming Business, as applicable, that are assumed by such Member (other than liabilities that are secured by any LLC property distributed to such Member that the Member is considered to assume or take subject to Section 752 of the Code) and shall be reduced by the sum of:

(A)   the amount of Cuming Net Losses or Non-Cuming Net Losses, as applicable, allocated to such Member pursuant to Section 4.2 hereof or any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.3 hereof;

(B)   the amount of cash and the Book Value of property, if any, distributed to such Member by the LLC with respect to the Cuming Business or the Non-Cuming Business, as applicable, (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to Section 752 of the Code); and

(C)   the amount of any liabilities of such Member with respect to the Cuming Business or the Non-Cuming Business, as applicable, that are assumed by the LLC (other than liabilities that are secured by any property contributed by such Member to the LLC).

(b)   In the event that any Person is transferred Units of a Member in accordance with the provisions of Section 9 hereof such Person shall succeed to the Capital Account of the transferor Member to the extent the Capital Account relates to the transferred interest (or a portion thereof).

(c)   The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.

3.3   Negative Capital Accounts.  No Member shall be required to pay to any other Member or the LLC any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the LLC).

3.4   No Withdrawal.  No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any distribution from the LLC, except as expressly provided herein.

3.5   Restrictive Legend.  In the event that certificates representing the Units are issued, each certificate or instrument shall be imprinted with a legend in substantially the following form:

“THE UNITS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON DECEMBER 31, 2010, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION UNDER THE ACT OR STATE ACTS OR AN EXEMPTION THEREFROM.  THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN AN AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF DECEMBER 31, 2010, AS AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “COMPANY”) AND BY AND AMONG CERTAIN MEMBERS.  A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

Section 4 - Distributions and Allocations

4.1   Distributions.

(a)   The LLC shall make distributions of Cuming Available Cash, from time to time as determined by the Board in the following order and priority:

(i)   first 100% to the holders of Class B-1 Units until such holders have received distributions equal to the Class B-1 Priority Amount and at such time that the holders of Class B-1 Units have received distributions equal to the Class B-1 Priority Amount the Class B-1 Units shall be terminated and cancelled and shall no longer be outstanding;

(ii)   thereafter, to the holders of Class A-1 Units (on a Pro Rata basis).

(b)   The LLC shall make distributions of Non-Cuming Available Cash, from time to time as determined by the Board in the following order and priority:

(i)   first 100% to the holders of Class B-2 Units until such holders have received distributions equal to the Class B-2 Priority Amount and at such time that the holders of Class B-2 Units have received distributions equal to the Class B-2 Priority Amount the Class B-2 Units shall be terminated and cancelled and shall no longer be outstanding;

(ii)   thereafter, to the holders of Class A-2 Units (on a Pro Rata basis).

(c)   The LLC shall not cause or allow Cuming to make any distributions to the LLC until the Holdings Loan is repaid in full, together with any interest thereon.

(d)   If the LLC has net taxable income for federal income tax purposes for any Taxable Year, then the LLC may distribute, within ninety (90) days after the end of such Taxable Year, cash to each Member in an amount, if any, that is required, when such distribution is combined with all other distributions theretofore made to such Member with respect to such Taxable Year, to cause the aggregate amount distributed to such Member to be at least equal to the product of (i) the amount of the net taxable income of the LLC for such Taxable Year that is allocated to such Member for such preceding Taxable Year, multiplied by (ii) the highest combined federal, state and local effective income tax rate applicable to a corporation doing business in New York, New York, taking into account the deductibility of state and local taxes.  If the LLC makes any tax distributions to a Member pursuant to this Section 4.1(d) then the LLC must make commensurate distributions to all other Members.

4.2   Allocations.

(a)   Net Income and Net Loss.  Except as otherwise provided in this Agreement, Cuming Net Income, Cuming Net Loss, Non-Cuming Net Income and Non-Cuming Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the LLC shall be allocated for each Allocation Period among the Members in a manner that, after giving effect to the allocations set forth in this Section 4.2(a) and Section 4.3, the Capital Sub-Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member if the LLC were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all liabilities of the LLC were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the LLC were distributed in accordance with Section 4.1(a) and Section 4.1(b), as applicable, to the Members immediately after making such allocation, minus (ii) such Member’s share of Minimum Gain and Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b)   Tax Allocations.  For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under Sections 4.2(a) and 4.3, except that items with respect to which there is a difference between tax basis and Book Value will be allocated in accordance with Section 704(c) of the Code and the Regulations thereunder.  In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for U.S. federal income tax purposes and its Fair Market Value at the time of contribution by applying such method provided under Treasury Regulation Section 1.704-3 as is selected by the Board.

4.3   Special Allocations.

(a)   Minimum Gain Chargeback.  Notwithstanding any other provision of Section 4.2, if there is a net decrease in Minimum Gain or Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Regulation Sections 1.704-2(d) and 1.704-2(i)) during any Allocation Period, the Members shall be specially allocated items of Cuming Net Income and/or Non-Cuming Net Income, as applicable, for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5).  The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f), 1.704-2(i)(4), 1.704-2(j)(2).  This Section 4.3(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulation Sections and shall be interpreted consistently therewith.

(b)   Qualified Income Offsets.  In the event any Member unexpectedly received any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Cuming Net Income and/or Non-Cuming Net Income, as applicable, shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as promptly as possible, provided that an allocation pursuant to this Section 4.3(b) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 4.2 and this Section 4.3 have been tentatively made as if this Section 4.3(b) were not in the Agreement.  This Section 4.3(b) is intended to comply with the “qualified income offset” requirement in such Regulation Section and shall be interpreted consistently therewith.

(c)   Gross Income Allocations.  In the event any Member has an Adjusted Capital Account Deficit at the end of any Allocation Period, each such Member shall be specially allocated items of Cuming Net Income and/or Non-Cuming Net Income, as applicable, in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in Section 4.2 and this Section 4.3 have been tentatively made as if Section 4.3(b) (relating to qualified income offsets) and this Section 4.3(c) were not in this Agreement.

(d)   Regulatory Compliance.  The provisions of Section 3.2 (relating to Capital Accounts), Section 4.1 (relating to distributions), Section 4.2 (relating to allocations), this Section 4.3 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulation.  The Board shall be authorized to make appropriate amendments to the allocations of items pursuant to Section 4.2 (relating to allocations) if necessary in order to comply with Section 704 of the Code or applicable Regulations thereunder; provided, that no such change shall have an adverse effect upon the amount distributable to any Member pursuant to this Agreement.

(e)   Nonrecourse Liabilities.  For purposes of Treasury Regulation Section 1.752-3(a), the Members’ interests in LLC profits shall be in proportion to their respective Units.

(f)   Nonrecourse Deductions.  Any Member nonrecourse deductions (as defined in Treasury Regulation Section 1.704-2(i)(1) and (2)) for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member nonrecourse deductions are attributable in accordance with Regulation Section 1.704-2(i)(1).  Nonrecourse Deductions (as such term is defined in Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c)) of the LLC shall be allocated to the Members in proportion to their Units.

(g)   Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining the Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such regulation.

(h)   Ordering Rules.  Anything contained in this Agreement to the contrary notwithstanding, allocations for any Taxable Year or other period of nonrecourse deductions or of items required to be allocated pursuant to the minimum gain chargeback requirements contained in Section 4.3 shall be made before any other allocations hereunder.

(i)   Curative Allocations.  The allocations set forth in Sections 4.3(a) (relating to Minimum Gain Chargeback), 4.3(b) (relating to Qualified Income Offset), 4.3(c) (relating to Gross Income Allocation), 4.3(f) (relating to Member Nonrecourse Deductions and Nonrecourse Deductions) and 4.3(g) (relating to Section 754 Adjustments) of this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  The Board is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of income, gain, loss or deductions pursuant to this Section 4.3(i) in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all items of income, gain, loss or deduction were allocated pursuant to Section 4.2(a) (relating to Cuming Net Income, Cuming Net Loss, Non-Cuming Net Income and Non-Cuming Net Loss). In exercising its discretion under this Section 4.3(i), the Board shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations.

4.4   Tax Withholding; Withholding Advances.

(a)   Tax Withholding.  If requested by the Board, each Member shall deliver to the LLC:  (i) an affidavit in form satisfactory to the Board that the applicable Member is not subject to withholding under the provisions of any federal, state, local, foreign or other law; (ii) any certificate that the Board may reasonably request with respect to any such laws; and/or (iii) any other form or instrument reasonably requested by the Board relating to any Member’s status under such law.  In the event that a Member fails or is unable to deliver to the Board an affidavit described in subclause (i) of this clause (a), the Board will withhold amounts from such Member in accordance with Section 4.4(b) (relating to Withholding Advances).

(b)   Withholding Advances – General.  To the extent the LLC is required by law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding) (“Withholding Advances”), the Board may withhold such amounts and make such tax payments as so required.

(c)   Repayment of Withholding Advances.  All Withholding Advances made on behalf of a Member shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made or (ii) with the consent of the Board, in its discretion, be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member.  Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) above, for all other purposes of this Agreement such Member shall be treated as having received all distributions unreduced by the amount of such Withholding Advance and interest thereon.

(d)   Withholding Advances – Reimbursement of Liabilities.  Each Member hereby agrees to reimburse the LLC for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto).

Section 5 - Management

5.1   Management of the LLC.  The management of the LLC shall be vested exclusively in the Board of Directors (the “Board”), which may from time to time by resolution delegate authority to the Officers or to others to act on behalf of the LLC.  Except as otherwise agreed by the Members, no Member shall have any right or authority to take any action on behalf of the LLC or to bind or commit the LLC with respect to any third party or otherwise.  Except as otherwise expressly provided in this Agreement, each Member hereby (a) specifically delegates to the Board its rights and powers to manage and control the business and affairs of the LLC in accordance with the provisions of Section 18-407 of the Delaware Act, and (b) revokes its right to bind the LLC, as contemplated by the provisions of Section 18-402 of the Delaware Act.

5.2   Board of Directors.

(a)   The Members shall annually elect individuals to serve as members of the Board (each a “Director”) in accordance with this Section 5.2.  The total number of Directors constituting the Board shall be five (5).  The majority vote of the Members will be required to elect or re-elect Directors to the Board.  The Directors shall not be deemed to be “managers” within the meaning of the Delaware Act and the LLC shall be managed by the Board, subject to the terms and conditions of this Agreement.

(b)   Each Member agrees to vote all of the Class A Units held by such Member and any other voting securities of the LLC over which such Member has voting control (whether at a meeting which has been duly called, or by written consent) and shall take all other necessary or desirable actions within such Member’s control (including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the LLC agrees to take all reasonable actions within its control (including, without limitation, calling special board and stockholder meetings), as may be reasonably necessary or desirable in order to cause the authorized number of Directors on the Board to be established at five (5) directors and to cause:

(i)   so long as Holdings holds any Units, the election to the Board of four (4) representatives designated by Holdings (the “Holdings Directors”); and

(ii)   so long as Deep Down holds any Units, the election to the Board of one (1) representative designated by Deep Down (the “Deep Down Director”).

(iii)   Each such Director shall hold office until the next meeting or the next consent of the LLC’s Members for the election of Directors and until such Director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal.

(c)   The Holdings Directors may designate one individual Holdings Director to serve as the designated representative for the Holdings Directors (the “Designated Representative”) who shall be empowered to act on behalf of all Holdings Directors.  The Members and other Directors may rely upon actions of the Designated Representative as being authorized by and binding upon all Holdings Directors.  The Designated Representative may be changed from time to time by Holdings by written notice to the Deep Down Director.

(d)   The presence of at least three (3) Directors shall constitute a quorum.  A quorum must exist at all times, including the reconvening of any meeting that has been adjourned, for any action taken at such meeting to be valid.  Except as set forth in this Agreement, all decisions of the Board shall be taken by a majority vote.

5.3   Frequency of Meetings.  Meetings of the Board are expected to be held on approximately a quarterly basis, but in any event shall be held not less than annually, when called by a majority of Directors or the holders of a majority of the then issued and outstanding Class A Units, upon not less than five (5) business days’ advance written notice to the members of the Board.  Attendance at any meeting of the Board shall constitute waiver of notice of such meeting.  Directors may participate in any meeting of the Board by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.  Subject to Section 5.5, the Board may also take action without any meeting of the members of the Board by written consent of a simple majority of the Board, provided that all members of the Board are provided with written notice of such action by the Board at least twenty-four (24) hours prior to the earlier of the date of the written consent or the effectiveness of the actions covered by the written consent, except that in situations where the members of the Board signing such written consent reasonably believe that such action must be taken by the Board prior to such twenty-four (24) hour notice period to avoid undue harm to the LLC those members may take such action and provide the written notice to all members of the Board as soon thereafter as is reasonably possible and in no case later than twenty-four (24) hours after such action.

5.4   Removal of Directors; Vacancies.  A Director shall immediately resign from the Board if: (a) any party or parties having the right to designate a director pursuant to Section 5.2(b) hereof requests the resignation or removal of the Director so designated by such party, with or without cause, or (b) such Director is no longer entitled to be a Director pursuant to Section 5.2(b) hereof.  In either case, if such Director fails to resign from the Board, any Member shall have the right to call a special meeting of Members for the purpose of removing such Director from the Board and each Member shall vote all of their Class A Units entitled to vote at such meeting in favor of the removal of such Director.  In the event of a Director’s resignation, death, incapacity, removal or disqualification, the party or parties who had the right to designate such Director pursuant to Section 5.2(b) hereof (or its Permitted Transferee(s)) shall promptly designate a new Director and, after written notice of the designation has been given by such party or parties to each of the parties hereto, the Members shall vote their Class A Units to elect such nominee to the Board.

5.5   DPDW Approval.  The Board shall have authority as provided in Section 5.1 with respect to all aspects of the operation of the LLC.  Without limiting the generality of the foregoing, so long as Deep Down owns any Units, the LLC shall not take any of the following actions without first obtaining the approval of DPDW:

(a)   increasing the constitution of the Board from five (5);

(b)   amending this Agreement or the Certificate of Formation in a manner that may be reasonably interpreted to disproportionately (relative to other Members) adversely affect the rights of Deep Down;

(c)   engaging, in a significant way, in activities other than the Business (as conducted on the date of this Agreement) or any ancillary functions related to the Business;

(d)   declaring or paying any dividends or distributions to the Member’s other than in accordance with Section 4.1 hereof;

(e)   repurchasing or redeeming Units;

(f)   causing a material change in the nature of the Business;

(g)   engaging in any activity that disproportionately affects Deep Down in that it (i) requires Deep Down to pay any material amount of tax or other material payments and Holdings is either not required to pay or is required to pay an amount that is materially less than Deep Down or (ii) requires Deep Down to make any filing with, or obtain any approval or consent from, any governmental entity that imposes a material burden on Deep Down and that Holdings is not required to make or is materially more burdensome than the actions required of Holdings to make such filings or obtain such approvals or consents; provided that ordinary and necessary filings with the SEC shall not be considered to be materially more burdensome on Deep Down;

(h)   liquidating, dissolving or effecting a recapitalization or reorganization of the LLC in any form of transaction, unless the Board determines such liquidation or dissolution is necessary and provision of such rights would violate its fiduciary duties;

(i)   prior to November 2, 2012, authorizing, issuing, selling or entering into any agreement providing for the issuance (contingent or otherwise) of any equity securities or debt securities with equity features or securities exercisable or convertible into equity securities or debt securities with equity features; provided, however, that the LLC shall be entitled to, and this Section 5.5(i) shall in no way limit, the ability of the Board to establish equity incentive plans for management of the LLC in accordance with Section 3.1(e);

(j)   making any loans or advances to, guarantees for the benefit of, or investments in, any Person, except for (a) reasonable advances to employees in the ordinary course of business and (b) investments having a stated maturity no greater than one year from the date the LLC makes such investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $500,000,000, (3) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc. or (4) any other investment then permitted under the LLC’s credit agreement;

(k)   entering into or granting, or obligating the LLC to enter into or grant, in any transaction or series of related transactions, an exclusive license with or to any Person, granting such Person an exclusive license in all or substantially all of the intellectual property rights of the LLC;

(l)   amending any provision of, or entering into a resolution of any dispute with the parties under, the SPA;

(m)   entering into any transaction with any Officer, Director or other Person (or any Affiliate thereof) who is an Affiliate of the LLC;

(n)   for so long as any amount remains outstanding under the Holdings Loan, incurring any funded indebtedness other than for the purpose of retiring the Holdings Loan; or

(o)   agreeing or committing to, or causing any subsidiary to agree or commit to, do any of the actions set forth in Section 5.5(a)-(n) above.

In addition, in the event the LLC intends to terminate any senior Officer of the LLC, it shall use its good faith efforts to provide DPDW with thirty (30) days advance written notice before any such termination.

For the purposes of the LLC obtaining the approval of DPDW pursuant to this Section 5.5, the LLC may rely on the written consent of an executive officer of DPDW approving any of the actions set forth in Section 5.5(a)-(o) above, such written consent or denial thereof to be provided by an executive officer of DPDW within forty-eight (48) hours of notice being provided to DPDW, pursuant to the notice requirements of Section 11.10, requesting the approval of DPDW.

5.6   Action by Written Consent.  Any action required or permitted to be taken by the Board, either at a meeting or otherwise, may be taken without a meeting if the number of Directors required to take such action pursuant to this Agreement consents thereto in writing, provided that all members of the Board are provided with written notice of such action by the Board at least twenty-four (24) hours prior to the earlier of the date of the written consent or the effectiveness of the actions covered by the written consent, except that in situations where the members of the Board signing such written consent reasonably believe that such action must be taken by the Board prior to such twenty-four (24) hour notice period to avoid undue harm to the LLC those members may take such action and provide the written notice to all members of the Board as soon thereafter as is reasonably possible and in no case later than twenty-four (24) hours after such action.

5.7   Telephonic Meetings.  Directors may participate in a meeting of the Board by means of a conference telephone or similar communications equipment through which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

5.8   Reimbursement of Expenses.  Subject to the approval of the Board, the LLC shall reimburse the Directors and Members for all reasonable out-of-pocket expenses (including expenses relating to accounting, legal, consultants and reasonable travel and accommodation) incurred by the Directors or Members in connection with the performance of their duties and overall oversight of the Business, in each case upon presentation of appropriate documentation therefor.

5.9   Reliance by Third Parties.  Any Person dealing with the LLC, other than a Member, may rely on the authority of the Board (or any Officer authorized by the Board) in taking any action in the name of the LLC without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.  Every agreement, instrument or document executed by the Board (or any Officer authorized by the Board) in the name of the LLC with respect to any business or property of the LLC shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the LLC and (iii) the Board or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the LLC.

5.10   Committees; Delegation of Authority and Duties.

(a)   Committees; Generally.  The Board may, from time to time, designate one or more committees.  The Deep Down Director must serve as a member of any such committee.  Any such committee, to the extent provided in the enabling resolution, shall have and may exercise all of the authority of the Board.  At every meeting of any such committee, unless otherwise specified in the enabling resolution, the presence of a majority of all the members thereof shall constitute a quorum, and the affirmative vote of a majority of the members present shall be necessary for the adoption of any resolution.  The Board may dissolve any committee at any time, unless otherwise provided in this Agreement.

(b)   Audit Committee.  The Board may establish an audit committee to select the LLC’s independent accountants and to review the annual audit of the LLC’s financial statements conducted by such accountants.

(c)   Delegation; Generally.  The Board may, from time to time, delegate to one or more Persons (including any Officer) such authority and duties as the Board may deem advisable in addition to those powers and duties set forth in Section 5.1 hereof.  The Board also may assign titles (including chief executive officer, president, vice president, chief financial officer and secretary) to any Officer or other individual and may delegate to such Officer or other individual certain authority and duties.  Any number of titles may be held by the same Officer or other individual.  Any delegation pursuant to this Section 5.10(c) may be revoked at any time by the Board.

5.11   Officers.

(a)   Designation and Appointment.  The Board may, from time to time, designate and appoint one or more Persons as an Officer of the LLC.  No Officer need be a resident of the State of Delaware or a Member.  Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them.  The Board may assign titles to particular Officers.  Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such Officer by the Board pursuant to this Section 5.11(a) and (ii) any delegation of authority and duties made to one or more Officers pursuant to the terms of Section 5.10(c) and 5.11(c).  Each Officer shall hold office until such Officer’s successor shall be duly designated and shall qualify or until such Officer’s death or until such Officer shall resign or shall have been removed in the manner hereinafter provided.  Any number of offices may be held by the same individual.  The salaries or other compensation, if any, of the Officers and agents of the LLC shall be fixed from time to time by the Board.

(b)   Resignation/Removal.  Any Officer (subject to any contract rights available to the LLC, if applicable) may resign as such at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.  Any Officer may be removed as such, either with or without cause, by the Board in its discretion at any time; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed.  Designation of an Officer shall not of itself create contract rights.  Any vacancy occurring in any office of the LLC may be filled by the Board.

(c)   Duties of Officers; Generally.  The Officers, in the performance of their duties as such, shall owe to the LLC and the Members duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.  The following Officers, to the extent such Officers have been appointed by the Board, shall have the following duties:

(i)   Chief Executive Officer.  Subject to the powers of the Board, the chief executive officer of the LLC shall be in the general and active charge of the entire business and affairs of the LLC, and shall be its chief policy-making Officer.  The president, chief financial officer and each other senior Officer of the LLC shall report directly to the chief executive officer.  The chief executive officer shall see that all orders and resolutions of the Board are carried into effect.  The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the Board.

(ii)   President.  The president shall, subject to the powers of the Board and the chief executive officer, be the chief administrative officer of the LLC and shall have general charge of the business, affairs and property of the LLC, and control over its Officers (other than the chief executive officer), agents and employees.  The president shall see that all orders and resolutions of the Board and the chief executive officer are carried into effect.  He or she shall be responsible for the employment of employees, agents and Officers (other than the chief executive officer) as may be required for the conduct of the business and the attainment of the objectives of the LLC, subject to the powers of the Board and the chief executive officer.  He or she shall have authority to suspend or to remove any employee, agent or Officer (other than the chief executive officer) of the LLC, subject to the Board and the chief executive officer and, in the case of the suspension for cause of any such Officer, to recommend to the Board what further action should be taken.  In the absence of the president, his or her duties shall be performed and his or her authority may be exercised by the chief executive officer.  In the absence of the president and the chief executive officer, the duties of the president shall be performed and his or her authority may be exercised by such Officer as may have been designated as the most senior Officer of the LLC.  The president shall have such other powers and perform such other duties as may be prescribed by the chief executive officer or the Board.

(iii)   Chief Financial Officer.  The chief financial officer shall be the principal financial officer of the LLC and shall be responsible for establishing the LLC’s financial policy and monitoring the LLC’s financial condition.  The chief financial officer shall render to the chief executive officer and the Directors, at the regular meetings of the Board, or whenever they may require it, an account of the financial condition of the LLC.  The chief financial officer shall have such other powers and perform such other duties as may be prescribed by the chief executive officer or the Board.

(iv)   Treasurer.  The treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the LLC, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Units.  The treasurer shall have the custody of the funds and securities of the LLC, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the LLC, and shall deposit all moneys and other valuable effects in the name and to the credit of the LLC in such depositories as may be designated by the Board.  The treasurer shall disburse the funds of the LLC as may be ordered by the Board, the chief executive officer, or the chief financial officer, taking proper vouchers for such disbursements, and shall render to the chief financial officer, the chief executive officer, and the Directors, at the regular meetings of the Board, or whenever they may require it, an account of all of his or her transactions as treasurer.  The treasurer shall have such other powers and perform such other duties as may be prescribed by the chief executive officer or the Board.

(v)   Vice President(s).  The vice president(s) shall perform such duties and have such other powers as the chief executive officer, the president, the chief operating officer or the Board may from time to time prescribe, and may have such further denominations as “Executive Vice President,” “Senior Vice President,” “Assistant Vice President,” and the like.

(vi)   Secretary.  The secretary shall attend all meetings of the Members and shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees of the Board when required.

(A)   The secretary shall keep all documents as may be required under the Delaware Act or this Agreement.  The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the Board.  The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.

(d)   If the Board chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of their seniority, in the absence, disability or inability to act of the secretary, shall perform the duties and exercise the powers of the secretary, and shall perform such other duties as the Board may from time to time prescribe.

5.12   Subsidiary Board.  The Members and the LLC agree that the composition and authority of the board of directors of any Subsidiary of the LLC shall be identical to the composition and authority of the Board, with the same Directors serving on the Board and on the board of directors of each of the Subsidiaries of the LLC, and the LLC shall cause each of its Subsidiaries to take any and all actions necessary to effect the provisions provided for in this Section 5.12.

Section 6 - Rights and Obligations of Members

6.1   Votes.  Each Member is entitled to one vote per Class A Unit held by such Member, as reflected in the transfer records of the LLC, for any matters that require a vote of the Members.

6.2   Limitation of Liability.  Except as otherwise provided by applicable laws, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and no Member shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Member or acting as a Member of the LLC; provided that a Member shall be required to return to the LLC any distribution made to it in clear and manifest accounting or similar error.  The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act.  Notwithstanding anything contained herein to the contrary, the failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the LLC.  Each Member’s liability shall be limited as set forth in this Agreement, the Delaware Act and other applicable law.  To the fullest extent permitted under the Delaware Act, no Director, Member, Officer or manager of the LLC (including each Affiliate of such Director, Member, Officer, or manager and each of their respective employees, directors, officers, advisors, or agents, each, a “Covered Person”) shall be liable to the LLC or to any of the Members for any losses, claims, damages or liabilities arising (i) by reason of being or having been a Covered Person or (ii) from any act or omission performed or omitted by the Covered Person in connection with this Agreement or the LLC’s business or affairs (including any error in judgment in making any investment decisions), including losses due to the negligence of other agents of the LLC, except for any losses, claims, damages or liabilities primarily attributable to such Covered Person’s willful misconduct, or gross negligence, as finally determined by a court of competent jurisdiction, or as otherwise required by law.

6.3   No Right of Partition.  No Member shall have the right to seek or obtain partition by court decree or operation of law of any LLC property, or the right to own or use particular or individual assets of the LLC.

6.4   Indemnification.

(a)   The LLC hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the LLC to provide broader indemnification rights than the LLC is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorney fees, judgments, fines, excise taxes or penalties) (collectively “Losses”) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates or any of their respective employees, directors, officers, advisors, or agents) by reason of the fact that such Person is or was a managing member, officer, manager, director, principal, member, employee or agent of the LLC or is or was serving at the request of the LLC as a managing member, officer, manager, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including any of the LLC’s Subsidiaries).  Expenses, including attorney fees, incurred by any such Indemnified Person in defending a proceeding otherwise indemnifiable hereunder shall be paid by the LLC in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the LLC.  Notwithstanding the foregoing, no indemnification shall be provided by the LLC with respect to any Losses that resulted from action or inaction of such Indemnified Person that, in each case, constituted gross negligence, willful misconduct, a knowing breach of the Indemnified Party’s fiduciary duty to the LLC or an act that was not in good faith, that involved a knowing violation of law or from which the Indemnified Person derived an improper personal benefit.

(b)   The right to indemnification and the advancement of expenses conferred in this Section 6.4 shall not be exclusive of any other right which any Person may have or may hereafter acquire under any statute, agreement, by-law or otherwise.

(c)   The LLC may maintain insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 6.4(a) above whether or not the LLC would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 6.4.  Without limiting the generality of the foregoing, the LLC shall maintain directors and officers indemnity insurance providing for such coverages and in such amounts as the Board shall determine.

(d)   Notwithstanding anything contained herein to the contrary (including in this Section 6.4), any indemnity by the LLC relating to the matters covered in this Section 6.4 shall be provided out of and to the extent of LLC assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the LLC.

(e)   If this Section 6.4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the LLC shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 6.4 to the fullest extent permitted by any applicable portion of this Section 6.4 that shall not have been invalidated and to the fullest extent permitted by applicable law.

6.5   Competitive Opportunity; No Fiduciary Duties.  Nothing in this Agreement or any other document, instrument, agreement or certificate executed in connection herewith shall preclude any Member, or its Affiliates, from engaging in any investment or business opportunity or prospective economic or competitive advantage in which the Company could have an interest or expectancy, whether or not in competition with the Company, and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply.  No Member, nor any of its Affiliates, shall have any duty, including any fiduciary duty, to or any other Member or any of its Affiliates beyond the contractual obligations set forth in this Agreement.

6.6   Confidentiality.  Each Member recognizes and acknowledges that it may receive certain confidential and proprietary information and trade secrets of the LLC and its Subsidiaries, including but not limited to confidential information of the LLC and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the LLC or its Subsidiaries (the “Confidential Information”).  Each Member (on behalf of itself and, to the extent that such Member would be responsible for the acts of the following Persons under principles of agency law, its directors, officers, shareholders, partners, employees, agents and members) agrees that it will not, during or after the term of this Agreement, whether through an Affiliate or otherwise, disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized representatives and employees of the LLC or the Subsidiaries and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement, (ii) as may be proper and customary in the course of performing such Member’s duties and responsibilities as an Officer, Director, or employee of the LLC, (iii) as part of such Member’s normal reporting or review procedure, or to such Member’s (or any of its Affiliates’) Affiliates, employees, officers, directors, investors, auditors, attorneys or other agents, (iv) to any bona fide prospective purchaser of the Units held by such Member, provided that such purchaser or merger partner agrees to be bound by the provisions of this Section 6.6, (v) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation, provided that to the extent permitted by applicable law or regulation the Member required to make such disclosure shall provide to the other Members prompt notice of such disclosure, (vi) as requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (vii) as is required by DPDW, and only to the extent required, as a public reporting company, to be disclosed in any of its periodic reports or other public filings filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof; provided that, upon the request of Holdings, DPDW shall seek confidential treatment of items so identified by Holdings for confidential treatment, or (viii) to any other Member.  For purposes of this Section 6.6, Confidential Information shall not include any information of which (x) such Person became aware prior to its affiliation with the LLC, (y) such Person learns from sources other than the LLC (provided that such Person does not know or have reason to know, at the time of such Person’s disclosure of such information, that such information was acquired by such source through violation of law, or breach of contractual confidentiality obligations or breach of fiduciary duties) or (z) is disclosed in a prospectus or other documents for dissemination to the public.  Nothing in this Section 6.6 shall in any way limit or otherwise modify any confidentiality covenants entered into by the Members on behalf of the LLC pursuant to any agreement entered into with the LLC or its Subsidiaries.  In addition, nothing in this Section 6.6 shall in any way restrict a Member (on behalf of itself and, to the extent that such Member would be responsible for the acts of the following Persons under principles of agency law, its directors, officers, shareholders, employees, agents and members) from disclosing to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

Section 7 - Books, Records, Accounting and Reports

7.1   Records and Accounting.  The LLC shall keep, or cause to be kept, appropriate books and records with respect to the LLC’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.3 hereof or pursuant to applicable laws.  All matters concerning (i) the determination of the relative amount of allocations and distributions among the Members pursuant to Section 3 and Section 4 hereof and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

7.2   Fiscal Year.  The Fiscal Year of the LLC shall constitute the 12-month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Board.

7.3   Reports.  The following financial information, prepared in accordance with GAAP (other than the annual business plan, which must be prepared in accordance with management’s reasonable assumptions and good faith projections), shall be provided, or made available, by the LLC to each Member at the times hereinafter set forth:

(a)   As soon as available but in any event (i) so long as DPDW remains a public reporting company, at least 10 days prior to each Form 10-K filing deadline set forth by the Securities and Exchange Commission (the “SEC”) that is applicable to DPDW at such time and (ii) if DPDW is no longer a public reporting company, within 90 days after the end of the Fiscal Year, (A) audited consolidated financial statements and financial information (including an income statement, balance sheet and statement of cash flows), accompanied by (B) a narrative discussion, prepared by the LLC’s management, comparing the operations of the current Fiscal Year and the previous Fiscal Year.

(b)   As soon as available but in any event (i) so long as DPDW remains a public reporting company, at least 10 days prior to each Form 10-Q filing deadline set forth by the SEC that is applicable to DPDW at such time and (ii) if DPDW is no longer a public reporting company, within 45 days after the end of each fiscal quarter, unaudited consolidated financial statements and financial information (including an income statement, balance sheet and statement of cash flows), and a narrative discussion, prepared by the LLC’s management, comparing the operations for the current Fiscal Year to date and the same period for the previous Fiscal Year.

(c)   Within 10 days following the filing or receipt thereof by the LLC, (A) copies of all pleadings in any material lawsuits commenced by or against the LLC and (B) any notices regarding any material defaults under any agreement or contract to which the LLC or its Subsidiaries is a party.

(d)   As soon as available but in any event within 45 days prior to the end of the Fiscal Year, a Board approved business plan for the next three (3) years presented quarterly for first year of each business plan.

(e)   Promptly, upon written request, such other reports or information as any Member may reasonably request.

7.4   Transmission of Communications.  Each Person that owns or controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the LLC to such other Person or Persons.

Section 8 - Tax Matters

8.1   Preparation of Tax Returns.  The Board shall control the preparation and timely filing of all tax returns required to be filed by the LLC.

8.2   Tax Elections.  The Taxable Year shall be the Fiscal Year set forth in Section 7.2 hereof, unless the Board shall determine otherwise in its sole discretion and in compliance with applicable laws.  The Board shall, in its sole discretion, determine whether to make or revoke any available election pursuant to the Code.  Each Member will upon request supply any information necessary to give proper effect to such election.

8.3   Tax Controversies.  Flotation Investor, LLC is hereby designated the “Tax Matters Member” and is authorized and required to represent the LLC (at the LLC’s expense) in connection with all examinations of the LLC’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend LLC funds for professional services and reasonably incurred in connection therewith.  The Tax Matters Member shall keep all Members fully informed of the progress of any examinations, audits or other proceedings.

Section 9 - Issuance and Transfer of LLC Interests

9.1   Pre-Emptive Rights.  Until a Qualified IPO occurs and subject to Section 5.5, if the LLC desires to issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Units or other equity securities, securities convertible or exchangeable into Units or other equity securities, rights or options to acquire Units or other equity securities or profit sharing interests in the Company (collectively, the “Preemptive Securities”), except for Excluded Issuances, the LLC shall provide written notice of the proposed issuance to each Member (a “Rights Notice”).  The Rights Notice shall include (i) the terms pursuant to which the LLC desires to issue such Preemptive Securities, including price, (ii) the number of Preemptive Securities to be issued, and (iii) the number of Preemptive Securities that, if purchased by the Member to which the notice is given, would allow the Member to maintain its current fully-diluted Pro Rata portion of Class A Units in the LLC after the issuance (“Maintenance Units”).  Within 10 Business Days after receipt of the Rights Notice, each Member shall have the option to purchase up to the entire amount of its Maintenance Units, which shall be exercised by the Member giving written notice to the LLC setting forth the amount of its Maintenance Units the Member is electing to purchase.  The purchase shall be consummated concurrently with the consummation of the issuance of the Preemptive Securities described in the Rights Notice on the terms included in the Rights Notice.  “Excluded Issuances” shall mean the issuance of Units (i) representing not more than 15% of the fully-diluted Units of the LLC granted pursuant to or issued upon the exercise of options granted under an equity incentive plan, (ii) in connection with a bona fide acquisition (whether by merger, purchase of stock or assets, reorganization or otherwise), provided that no such acquisition may occur within one (1) year from the date of this Agreement without the approval of DPDW (such approval to be provided by DPDW through the same means as set forth in Section 5.5), or (iii) in connection with a Unit split, division or dividend that does not materially, adversely and disproportionately (relative to other Members) affect any Member.

9.2   Restrictions on Transfer

(a)   Except as permitted by this Section 9, no Member may sell, assign, pledge, transfer or otherwise dispose of, directly or indirectly, all or any portion of such Member’s Units (whether with or without consideration and whether voluntarily or involuntarily or by operation of law or the sale or issuance of any securities) (a “Transfer”), and no Transfer will be effective, unless (i) such Transfer complies with the provisions of this Section 9 and the relevant provisions of any agreements to which the LLC and such Member are parties, (ii) the Board shall have approved the Transfer, except a Transfer by a Member to its Affiliate, and (iii) the transferee furnishes to the other Members a joinder to this Agreement, in the form attached hereto as Exhibit A (a “Joinder”), pursuant to which the transferee agrees to bound by all of the terms and conditions of this Agreement.  Additionally, Units shall not be transferred, and the LLC shall not be required to register any Transfer of LLC Interests on its books, unless the LLC shall be reasonably satisfied prior to such Transfer that (a) the LLC shall not become a “publicly traded partnership” within the meaning of Section 7704 of the Code as a result of such Transfer, and (b) registration under the Securities Act of 1933, as amended, and the applicable securities laws of any other jurisdiction is not required in connection with or as a result of the transaction resulting in such Transfer.

(b)   Notwithstanding the foregoing, the LLC hereby acknowledges that DPDW and Flotec have each granted Whitney National Bank (the “DPDW Lender”) a security interest in all of their respective right, title and interest in the Units and other equity interests now owned or hereafter acquire by it in the LLC, together with all dividends and distributions, cash and other proceeds of, additions to and substitutions for such Units and other equity interests and agrees that, upon written notice to it from the DPDW Lender that a default (as defined in the credit agreement by and between DPDW and the DPDW Lender) has occurred and is continuing, it will deliver all dividends, distributions and other property in the form of cash allocable to such Units and other equity interests in the LLC directly to the DPDW Lender (per the instructions contained in the written notice of such default) or an assignee in respect such right (if the DPDW Lender shall have disposed of such right pursuant to Part 6 of Article 9 of the Delaware Uniform Commercial Code and in compliance with this Section 9.2) until such time as the LLC has been provided subsequent written notice by the DPDW Lender that such default is no longer continuing.

9.3   Tag-Along Rights.

(a)   If, at any time prior to a Qualified IPO, a Member or Members shall propose a Transfer of any Units to one or more third parties pursuant to a bona fide offer (an “Offer”), then such Member or Members (the “Prospective Seller(s)”) shall provide written notice of such Offer to the LLC and each of the other Members (the “Tag Notice”).  Each of the other Members shall have the right (but not the obligation), for a period of at least 10 Business Days from the receipt of the Tag Notice (the “Tag Demand Period”), to include in such Transfer up to all of the Units held by such Members at the same price per Unit, upon the same terms and conditions and for the same type of consideration.  If the proposed purchaser elects to purchase less than all of the Units offered for sale as a result of the Members’ exercise of their respective rights under this Section 9.3, the Prospective Seller(s) and each Member exercising its rights under this Section 9.3 will have the right to include its pro rata portion of the Units to be Transferred to the proposed purchaser, at the same price per Unit and on the same terms and conditions as the Prospective Seller(s), including, without limitation, in exchange for a pro rata share of all consideration received by the Prospective Seller(s).  The Prospective Seller(s) shall be responsible for obtaining the agreement of the prospective purchaser to the participation of the other Members pursuant to this Section 9.3(a) and to the extent the agreement is not so obtained, the Prospective Seller(s) shall not sell any Units pursuant to this Section 9.3(a).  If the Tag Demand Period shall expire and the other Members shall not have indicated a written interest in participating in the Offer, the Prospective Seller(s) may complete the Offer, within 90 days of the expiration of the Tag Demand Period, upon the terms and subject to the conditions set forth in the Tag Notice.

(b)   Anything in this Section 9.3 to the contrary notwithstanding, the provisions of this Section 9.3 shall not be applicable to any Permitted Transfer.  A “Permitted Transfer” shall be (i) a Transfer to any Person who is an Affiliate of the Member Transferring such Units, (ii) any Transfer to another Member, (iii) the Transfer to DPDW Lender as described in Section 9.2(b), or (iv) any Transfer to employees of the LLC; provided, however, that the transferee, prior to the time of the Transfer, agrees in writing to be bound by the terms of this Agreement (except in the case of a firm commitment underwritten public offering).

9.4   Drag Along Rights.

(a)   If, at any time prior to a Qualified IPO, Holdings proposes to sell all of its Units to a third-party purchaser pursuant to a bona fide offer (other than to an Affiliate of Holdings), Holdings shall have the right (but not the obligation) to compel each of the other Members to sell to such third party a pro rata portion of their Units in such sale and on the same terms and conditions applicable to Holdings (provided that such Member’s indemnification obligations shall be limited to the consideration received as part of such sale) (a “Drag Along Sale”).

(b)   In the event Holdings elects to exercise their right to cause a Drag Along Sale, Holdings shall deliver a written notice to the LLC and each of the other Members, setting forth the consideration to be received in the Drag Along Sale and describing the other material terms and conditions of the Drag Along Sale, including the number of Units to be sold, purchase price, and proposed closing date.  Such notice shall be delivered at least 10 Business Days prior to the closing date of such sale.

(c)   In connection with the Drag Along Sale, each of the other Members may be required to (i) make representations and warranties regarding (A) ownership and authority to sell the Units to be sold by such Member and (B) existence of any material violations as a result of the Drag Along Sale under any material agreement to which such Member is party, (ii) obtain any consents or approvals that can be obtained without significant expense (unless such expenses are paid by the LLC) and (iii) pay its pro rata share of expenses incurred in connection with the Drag Along Sale.

9.5   Assignee’s Rights.

(a)   A Transfer permitted hereunder shall be effective as of the date of assignment and compliance with the conditions to such Transfer and such Transfer shall be shown on the books and records of the LLC.  Cuming Net Income, Cuming Net Loss, Non-Cuming Net Income, Non-Cuming Net Loss and other LLC items shall be allocated between the transferor and the transferee according to Code Section 706.  Distributions made before the effective date of such Transfer shall be paid to the transferor, and distributions made after such date shall be paid to the transferee.

(b)   Unless and until a transferee becomes a Member pursuant to Section 9.7 hereof, the transferee shall not be entitled to any of the rights granted to a Member hereunder or under applicable law, other than the rights granted specifically to the transferee pursuant to this Agreement and the other rights granted to the transferee pursuant to the Delaware Act.

9.6   Assignor’s Rights and Obligations.  Any Member who shall effect a Transfer as permitted hereunder of any Units or other interest in the LLC shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges of a Member with respect to such Units or other interest except that unless and until the transferee is admitted as a Substituted Member in accordance with the provisions of Section 9.7 hereof (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest and (ii) the Members may, in their sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date.

9.7   Substituted Members.  In connection with the Transfer of Units of a Member permitted under the terms of this Agreement, the transferee shall become a substituted Member (a “Substituted Member”) on the effective date of such Transfer, once the Substituted Member signs a Joinder, and such admission shall be shown on the books and records of the LLC.

9.8   Attempted Transfer Void.  Any attempted Transfer which violates the provisions of this Agreement shall be void and the purported buyer, assignee, transferee, pledgee, mortgagee or other recipient shall have no interest in or rights to LLC assets, profits, losses or distributions, and neither the Members nor the LLC shall be required to recognize any such interest or rights.

9.9   Change in Business Form.  The Members may convert the LLC into another form of legal entity (including a corporation) at any time, and in which event each class or type of the Units may be exchanged into a class or type of equity containing economic terms comparable to the Units being exchanged; provided that (a) such conversion shall not cause any Member to incur a tax liability without the consent of such Member, (b) unless all of the Members approve otherwise, the Fair Market Value of each type or class of equity interest as of immediately following such change received by each Member thereof shall be no less than the Fair Market Value of the equity interest exchanged therefor as of immediately prior to such change (ignoring, for purposes hereof, any change in value resulting from a change in the tax status of the LLC); (c) any such conversion that materially, adversely and disproportionately (relative to other Members) affects any Member, shall only be adopted with the prior written consent of the affected Member; and (d) the rights, preferences, powers, duties, obligations and liabilities of the Members and economic arrangements as set forth in this Agreement shall be preserved as nearly as possible under such new structure, in each case.  Each Member shall take all action reasonably requested by the Members to effectuate any such change in business form.

9.10   Change in Structure.  The Members may change the manner in which the Units in the LLC are denominated (e.g. as percentage interests, units of a class or otherwise), and may create one or more new classes or types of equity containing economic terms comparable to the Units and cause or permit the Members to exchange or convert their comparable Units into such new classes or types, in each case, provided that (a) such change does not cause any Member to incur a tax liability without the consent of such Member; (b) unless all of the Members approve otherwise, the Fair Market Value of each type or class of equity interest as of immediately following such change received by each Member thereof shall be no less than the Fair Market Value of the equity interest exchanged therefor as of immediately prior to such change; (c) any such change that materially, adversely and disproportionately (relative to other Members) affects any Member, shall only be adopted with the prior written consent of the affected Member; and (d) the rights, preferences, powers, duties, obligations and liabilities of the Members and economic arrangements as set forth in this Agreement shall be preserved as nearly as possible under such new structure, in each case.  Each Member shall take all action reasonably requested by the Members to effectuate any such redenomination, exchange or conversion.

9.11   Withdrawal.  No Member may, or may be required to, withdraw from the LLC, except upon a Transfer of such Member’s Units in accordance with the provisions of this Agreement or upon a permitted termination, cancellation, repurchase or redemption of such Member’s Units pursuant to the provisions of this Agreement or any other agreement to which the LLC and such Member are parties.

9.12   Required Amendments; Continuation.  If and to the extent any transferee is admitted as a Member pursuant to Section 9.7, this Agreement shall be amended to admit such transferee as a Member and to reflect the elimination of the transferring Member (or the reduction of such Member’s interest) and (if and to the extent then required by the Delaware Act) a certificate of amendment to the Certificate reflecting such admission and elimination (or reduction) shall be filed in accordance with the Delaware Act.

9.13   Resignation.  No Member shall have the right to resign or withdraw as a Member without the prior written consent of the Members, which may be given or withheld in their sole and absolute discretion.  Any Member that resigns without the consent of the Members in contravention of this Section 9.13 shall be liable to the LLC for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the resignation of such Member, and such Member shall be entitled to receive the fair value of his, her or its interest in the LLC as of the date of his, her or its resignation (or, if less, the fair value of his, her or its interest as of the date of the occurrence of a liquidation or other winding up of the LLC), as conclusively determined by the Members, only promptly following the occurrence of a liquidation or other winding up of the LLC.

9.14   No Admittance.  No Person shall be admitted as a Member of the LLC, except upon a Transfer of Units to such Person in accordance with this Agreement or upon the issuance of Units to such Person in accordance with the provisions of the Agreement.

Section 10 - Dissolution and Liquidation

10.1   Dissolution.  The LLC shall not be dissolved by the admission of additional Members or Substituted Members.  The LLC shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(a)   by the affirmative vote of the Members following the sale by the LLC of all or substantially all of the assets of the LLC; or

(b)   the entry of a decree of judicial dissolution of the LLC under Section 35-5 of the Delaware Act or an administrative dissolution under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Section 10, the LLC is intended to have perpetual existence.  A withdrawal by a Member shall not cause a dissolution of the LLC and the LLC shall continue in existence subject to the terms and conditions of this Agreement.

10.2   Liquidation and Termination.  On dissolution of the LLC, the Board shall appoint one or more Members as liquidator.  The liquidators shall proceed diligently to wind up the affairs of the LLC and make final distributions as provided herein and in the Delaware Act.  The costs of liquidation shall be borne as an LLC expense.  Until final distribution, the liquidators shall continue to operate the LLC properties with all of the power and authority of the Members.  The steps to be accomplished by the liquidators are as follows:

(a)   The liquidators shall pay, satisfy or discharge from LLC funds all of the debts, liabilities and obligations of the LLC (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine).

(b)   In the event that the LLC holds assets other than cash at the time of its dissolution, then as promptly as practicable after dissolution, the liquidators shall (i) determine the Fair Market Value (the “Liquidation FMV”) of such assets (the “Liquidation Assets”) in accordance with Section 10 hereof, (ii) determine the amounts to be distributed to each Member in accordance with Section 4.1 hereof and (iii) deliver to each Member a statement setting forth the Liquidation FMV and the amounts and recipients of such distributions.

(c)   As soon as the Liquidation FMV and the proper amounts of distributions have been determined in accordance with Section 10.2(a) and (b) above, the liquidators shall promptly distribute the LLC’s Liquidation Assets and any remaining cash to the holders of Units in accordance with the positive balance in their Capital Accounts.  Any non-cash Liquidation Assets will first be written up or down to their Fair Market Value, thus creating Cuming Net Income or Cuming Net Loss (if any) and Non-Cuming Net Income or Non-Cuming Net Loss (if any), which shall be allocated in accordance with Section 4.2 hereof.  In making such distributions, the liquidators shall allocate each type of Liquidation Assets and any remaining cash among the Members ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder.

The distribution of cash and/or property to a Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the LLC and all the LLC’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act.  To the extent that the LLC returns funds to a Member, the LLC has no claim against any other Member for those funds.

10.3   Certificate of Cancellation.  On completion of the distribution of LLC assets as provided herein, the LLC is terminated (and the LLC shall not be terminated prior to such time), and the Board (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the LLC.  The LLC shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 10.3.

10.4   Reasonable Time for Winding Up.  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the LLC and the liquidation of its assets pursuant to Section 10.2 hereof in order to minimize any losses otherwise attendant upon such winding up.

10.5   Return of Capital.  The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from LLC assets).

Section 11 - General Provisions

11.1   Further Action.  The parties shall execute and deliver all documents, instruments, and certificates, provide all information, and take or refrain from taking all such further actions as may be necessary or appropriate to achieve the purposes of this Agreement and effect the provisions hereof, as determined by the Board.

11.2   Amendments.  Except for provisions requiring DPDW’s approval, which shall require such approval to amend, this Agreement may not be amended except in a writing signed by Members holding greater than 50% of the outstanding LLC Interests, provided that any such amendment that materially, adversely and disproportionately (relative to other Members) affects any Member, shall also require the prior written consent of the affected Member.

11.3   Title to LLC Assets.  LLC assets shall be deemed to be owned by the LLC as an entity, and no Member, individually or collectively, shall have any ownership interest in such LLC assets or any portion thereof.  Legal title to any or all LLC assets may be held in the name of the LLC, the Members or one or more nominees, as the Members may unanimously determine.  The Members hereby declare and warrant that any LLC assets for which legal title is held in its name or the name of any nominee shall be held in trust by the Members or such nominee for the use and benefit of the LLC in accordance with the provisions of this Agreement.  All LLC assets shall be recorded as the property of the LLC on its books and records, irrespective of the name in which legal title to such LLC assets is held.

11.4   Successors and Assigns.  All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

11.5   Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.6   Counterparts.  This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

11.7   Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  The use of the word “including” in this Agreement shall be by way of example rather than by limitation.  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof.  The use of the words “or,” “either” and “any” shall not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

11.8   Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.9   Expenses.  The LLC shall pay for any and all expenses, costs and liabilities incurred in the conduct of the business of the LLC and its Subsidiaries, if any.  Additionally, the LLC shall reimburse (a) Holdings and any of its Affiliates and/or direct and indirect parent entities (the “Holdings Entities”) for their reasonable out-of-pocket expenses (that are reasonably demonstrated to DPDW to have been incurred by the Holdings Entities in connection with the preparation, negotiation and execution of this Agreement and any of the related transactions contemplated hereby through the presentation of invoices or similar documentary evidence) up to $450,000; provided, however, that all such expenses subject to reimbursement shall have been incurred or paid subsequent to September 30, 2010 and (b) DPDW for its reasonable out-of-pocket expenses (that are reasonably demonstrated to the Holdings Entities to have been incurred by DPDW in connection with the preparation, negotiation and execution of this Agreement and any of the related transactions contemplated hereby through the presentation of invoices or similar documentary evidence) up to $450,000; provided, however, that a maximum of $150,000 of such expenses to be reimbursed may have been incurred or paid by DPDW prior to October 1, 2010.  Furthermore, in connection with the preparation, negotiation and execution of this Agreement and any of related transactions contemplated hereby, the LLC will pay $1,650,000 towards the fees payable to FBR Capital Markets & Co. (“FBR”) pursuant to the engagement thereof by DPDW as provided under those certain letters of agreement dated May 13, 2009 and September 22, 2009 (in each case as amended, supplemented and otherwise modified, including, without limitation, by that certain letter of agreement dated April 23, 2010); each of the Members acknowledge that (a) the terms of engagement of FBR by DPDW have been amended and modified to provide for (i) a total and final payment of $2,000,000 to be payable to FBR pursuant to the engagement in connection with the transactions contemplated hereby and (ii) a general termination of such engagement upon the closing of the transactions contemplated by the SPA (except for rights of indemnification that may survive such termination) and (b) DPDW shall remain obligated and liable to pay $350,000 (of which such amount DPDW has already paid $50,000 as of the date hereof) towards the amount payable to FBR pursuant to such engagement in connection with the transactions contemplated hereby.

11.10   Addresses and Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid).  Such notices, demands and other communications shall be sent to the address for such recipient set forth on the signature pages or Schedules hereto, and/or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  Any notice to the Members or the LLC shall be deemed given if received by the Members at the principal office of the LLC as designated by the Board.

11.11   Creditors.  Except as provided in Section 5.9, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the LLC or any of its Affiliates, and no creditor who makes a loan to the LLC or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the LLC in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Cuming Net Income, Cuming Net Loss, Non-Cuming Net Income, Non-Cuming Net Loss, distributions, capital or property other than as a secured creditor.

11.12   Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

11.13   Offset.  Whenever the LLC is to pay any sum to any Member or any Affiliate or related Person thereof, any amounts that such Member or such Affiliate or related Person owes to the LLC under any promissory note issued to the LLC as partial payment for any Units of the LLC may be deducted from that sum before payment.

11.14   Entire Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.15   Delivery by Facsimile.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

11.16   Waiver of Certain Rights.  Each Member irrevocably waives any right it may have to demand any distributions or withdrawal of property from the LLC or to maintain any action for dissolution (except pursuant to Section 18-802 of the Delaware Act) of the LLC or for partition of the property of the LLC.

11.17   Survival.  Section 6.2 (Limitation of Liability), Section 6.4 (Indemnification), and Section 6.6 (Confidentiality) hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the dissolution of the LLC.

*     *     *     *     *     *

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first above written.

FLOTATION INVESTOR, LLC

By:	/s/ Joshua Ratner
Name: Joshua Ratner
Title: VP & Secretary

Signature Page to
Amended and Restated LLC Agreement of Cuming Flotation Technologies, LLC

DEEP DOWN, INC.

By:	/s/ Eugene L. Butler
Name: Eugene L. Butler
Title: Executive Chairman

FLOTATION TECHNOLOGIES INC.

By:	/s/ Michael J. Newbury
Name: Michael J. Newbury
Title: Vice President

Signature Page to
Amended and Restated LLC Agreement of Cuming Flotation Technologies, LLC